CMA Muni-State Municipal Series Trust
Series Number: 4
File Number: 811-5011
CIK Number: 810598
CMA California Municipal Money Fund
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2000.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/17/2000	$ 5,200	Puerto Rico Comwlth	4.20%	12/01/2015
06/19/2000	30,000	Los Angeles California Trans	4.95	06/30/2000
09/20/2000	23,800	California Housing Finance Agency	3.50	02/01/2026

Last Updated on 11/28/2000
By Win95 User